Exhibit 21

Subsidiaries of the Registrant

	State of	Fictitious
Subsidiary Name	Organization	Business Name

720 University, LLC	Wyoming
Dation, LLC	Delaware
Baldwin Ranch Subdivision, LLC	California
The Last Resort and Marina, LLC	California	The Last Resort and Marina
Lone Star Golf, Inc.	Maryland	Auburn Valley Golf Club
Wolfe Central, LLC	California
54th Street Condos, LLC	Arizona
AMFU, LLC	Arizona
Phillips Road, LLC	Washington
1401 on Jackson, LLC	California	Jackson Courtyard
TOTB Miami, LLC	Florida
Broadway & Commerce, LLC	Washington
Bensalem Primary Fund, LLC	Pennsylvania
Brannan Island, LLC	California
Tahoe Stateline Venture, LLC	California